Exhibit 2.1

CONTRIBUTION AGREEMENT

between

RCS CAPITAL CORPORATION

and

RCAP HOLDINGS, LLC

Dated as of April 3, 2014

i

ii

Page
Schedule 2.5(c) Personal Property Leases
Schedule 2.6(a) Financial Statements
Schedule 2.7(b) Specified Indebtedness
Schedule 2.8 Absence of Certain Changes
Schedule 2.9(a) Compliance with Laws
Schedule 2.9(b) Company Permits
Schedule 2.9(e) Funds
Schedule 2.10(d) Blanket Broker-Dealer Fidelity Bond
Schedule 2.10(e) BD Subsidiaries' Policies
Schedule 2.10(h) Customer Complaints
Schedule 2.11(c) Advisor Subsidiaries' Policies
Schedule 2.11(e) Advisory Contract Consent
Schedule 2.12(a) Litigation
Schedule 2.12(b) Orders
Schedule 2.13 Taxes
Schedule 2.14(a)(i) Registered Intellectual Property
Schedule 2.14(a)(ii) Unregistered Intellectual Property
Schedule 2.14(b)(i) Company Licenses
Schedule 2.14(b)(ii) Third Party Licenses
Schedule 2.14(d) Intellectual Property Infringement
Schedule 2.14(e) Intellectual Property Indemnification
Schedule 2.14(h) Privacy and Data Security Laws
Schedule 2.15 Environmental Matters
Schedule 2.16(b) Employees; Labor Matters
Schedule 2.17(a) Employee Benefit and Compensation Plans
Schedule 2.18 Contracts
Schedule 2.19 Real Property
Schedule 2.20 Insurance
Schedule 2.21 Affiliate Transactions
Schedule 3.4(a) SEC Filings

iii

CONTRIBUTION AGREEMENT dated as of April 3, 2014 (this “Agreement”), between RCS Capital Corporation, a Delaware corporation (“RCS Capital”), and RCAP Holdings, LLC, a Delaware limited liability company (“RCAP Holdings”). RCS Capital and RCAP Holdings are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Certain capitalized and other terms used in this Agreement have the respective meanings ascribed to them in Exhibit A hereto.

WHEREAS, following the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of June 5, 2013 (the “Original Agreement”), among RCAP Holdings, First Allied Holdings Inc., a Delaware corporation (“First Allied”), and the others parties named therein, RCAP Holdings has been and is, as of the date hereof, the beneficial and record owner of all 46,920,050 issued and outstanding shares of common stock, $0.0001 par value, of First Allied (such issued and outstanding shares, collectively, the “Outstanding Shares”).

WHEREAS, the Parties desire to provide for the contribution by RCAP Holdings of its right, title and interest in the Outstanding Shares to RCS Capital, on the terms and subject to the conditions set forth herein (the “Contribution”).

WHEREAS, in consideration for the Contribution, RCS Capital desires to issue to RCAP Holdings, and RCAP Holdings desires to accept, 11,264,929 shares of RCS Capital’s Class A common stock, par value $0.001 per share (the “Public Common Stock”), which number of shares was determined based on a valuation of $207.5 million for First Allied divided by $18.42 per share, the VWAP (as defined herein) on January 15, 2014, the day prior to the announcement of that certain Agreement and Plan of Merger among RCS Capital, Clifford Acquisition, Inc., Cetera Financial Holdings, Inc. and the Stockholder Representative named therein.

WHEREAS, the Contribution is part of an overall plan to restructure the ownership of RCS Capital and raise additional capital that is intended to qualify as tax-free under Section 351 of the United States Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTION OF OUTSTANDING STOCK

Section 1.1 Contribution.  At the Closing, upon the terms and subject to the conditions set forth herein, RCAP Holdings shall contribute to RCS Capital, and RCS Capital shall accept, receive and acquire from RCAP Holdings, the Outstanding Shares.

Section 1.2 Consideration.  In consideration for the contribution of the Outstanding Shares in accordance with Section 1.1, RCS Capital shall issue and deliver to RCAP Holdings, and RCS Holdings shall accept, receive and acquire, 11,264,929 validly issued, fully paid and non-assessable shares of the Public Common Stock, by providing an uncertificated book-entry for such shares. No dividends or other distributions declared or made in respect of the Public Common Stock shall be paid to RCAP Holdings until RCAP Holdings shall contribute the Outstanding Shares in accordance with this Article I.

Section 1.3 Closing.  The closing of the transactions contemplated hereby (collectively, the “Closing”) shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, commencing at 10:00 a.m. local time on the date (the “Closing Date”) that is the third full Business Day following the satisfaction or waiver of the conditions specified in Article V (other than conditions with respect to actions the respective Parties shall take at the Closing itself), or such other place or date as the Parties may mutually agree to in writing.

Section 1.4 Closing Deliverables.  At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article V:

(a) RCS Capital shall deliver or cause to be delivered to RCAP Holdings:

(i) a copy of resolutions of the board of directors of RCS Capital authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents, certified by the Secretary of RCS Capital as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii) a certificate of the Secretary of RCS Capital certifying as of the Closing as to the incumbency of the officers of RCS Capital and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of RCS Capital;

(iii) a certificate of an officer of RCS Capital certifying as of the Closing as to the fulfillment of the conditions set forth in Section 5.3; and

(iv) such other customary agreements, instruments, filings or documents, in form and substance reasonably satisfactory to RCAP Holdings, as may be required to give effect to this Agreement or as otherwise may be reasonably requested by RCAP Holdings.

(b) RCAP Holdings shall deliver or cause to be delivered to RCS Capital:

(i) a copy of resolutions of the board of managers of RCAP Holdings authorizing the execution, delivery and performance by RCAP Holdings of this Agreement and each of the other Transaction Documents, certified by the Secretary of RCAP Holdings as being true and correct copies of the originals which have not been modified or amended and which are in effect at the Closing;

(ii) a certificate of the Secretary of RCAP Holdings certifying as of the Closing as to the incumbency of the officers of RCAP Holdings, and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of RCAP Holdings;

(iii) a certificate of an officer of RCAP Holdings certifying as of the Closing as to the fulfillment of the conditions set forth in Section 5.2;

(iv) a certificate, dated within ten days prior to the Closing, of the Secretary of State of Delaware establishing that First Allied and each of its Subsidiaries is in existence and otherwise is in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(v) the original stock certificates representing the Outstanding Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, which certificates shall be submitted to First Allied for transfer. First Allied shall have delivered to RCS Capital a certificate representing the Outstanding Shares, registered in the name of RCS Capital, duly executed by the First Allied;

(vi) the items set forth on Schedule 1.4(b)(vi); and

(vii) such other customary agreements, instruments, filings or documents, in form and substance reasonably satisfactory to RCS Capital, as may be required to give effect to this Agreement or as otherwise may be reasonably requested by RCS Capital.

Section 1.5 Assignment of Rights and Assumption of Obligations under Original Agreement.  Effective as of the Closing, (a) RCAP Holdings hereby assigns to RCS Capital all rights of RCAP Holdings under the Original Agreement and the other “Transaction Documents” (as defined therein) other than the Exchangeable Notes (as defined in the Original Agreement), and (b) RCS Capital hereby assumes all obligations of RCAP Holdings under, and agrees to be subject to all restrictions to which RCAP Holdings was and is subject to under, the Original Agreement and the other “Transaction Documents” (as defined therein) other than the Exchangeable Notes (as defined in the Original Agreement) (collectively, the “Assumption”). For the avoidance of doubt, the Exchangeable Notes issued by RCAP Holdings pursuant to the Original Agreement and any other Indebtedness of RCAP Holdings will remain the obligations of RCAP Holdings and RCS Capital will not be liable therefor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES BY RCAP HOLDINGS

The RCAP Holdings Disclosure Schedules identify by Section and Subsection any exception to a representation or warranty in this Article II. Notwithstanding anything to the contrary contained herein, disclosure of any matter, fact or circumstance in any section of the RCAP Holdings Disclosure Schedules shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding sections of this Agreement and as to other representations, warranties and covenants in other Sections of this Agreement to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other section reasonably apparent. As an inducement to RCS Capital to enter into this Agreement and to consummate the transactions contemplated hereby, RCAP Holdings makes the following representations and warranties to RCS Capital solely with respect to facts, events or circumstances arising after September 25, 2013:

Section 2.1 Organization.  First Allied and each of its Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or organizational power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. Except as set forth on Schedule 2.1(a), First Allied and each of its Subsidiaries is duly qualified and in good standing in all of the states in which the conduct of its Business or the ownership of its properties and assets requires it to be so qualified and where the failure to be so qualified or in good standing would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Complete and correct copies of the Organizational Documents, stock ledger and minute books as in effect on the date of this Agreement of First Allied and each of its Subsidiaries have made available to RCS Capital, and such documents are complete and accurate in all material respects. Schedule 2.1(b) sets forth the officers and directors of First Allied and each of its Subsidiaries as of the date of this Agreement.

Section 2.2 Authority; Binding Effect.  The execution, delivery and performance of this Agreement and the other Transaction Documents by RCAP Holdings has been duly authorized by all necessary corporate action of it and this Agreement constitutes, and the other Transaction Documents to which it is a party upon the execution and delivery thereof will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms.

Section 2.3 Conflicts; Consents.

(a) Provided that all consents, approvals, authorizations and other actions described in Section 2.3(b) have been obtained or taken, except as otherwise provided in this Article II, none of the execution and delivery of this Agreement or any of the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby and the compliance by RCAP Holdings with any of the provisions of this Agreement or the other Transaction Documents (i) will violate any Applicable Law in any material respect, (ii) will result in the creation or imposition of any Lien upon any Asset of First Allied or any of its Subsidiaries, (iii) will (A) conflict with, (B) result in any material breach of any of the terms, conditions or provisions of, (C) constitute a default (whether with notice or lapse of time, or both) under, (D) result in a violation of, or (E) give any third party the right to modify, terminate, cancel or accelerate any obligation under, any of the provisions of the Organizational Documents of First Allied or its Subsidiaries or (iv) will (A) conflict in any material respect with, (B) result in any material breach of any of the terms, conditions or provisions of, (C) constitute a material default (whether with notice or lapse of time, or both) under, (D) result in a material violation of, or (E) give any third party the right to materially modify, terminate, cancel or accelerate any material obligation under, any of the provisions of any Company Contract.

(b) (i) Except as set forth in Schedule 2.3(b)(i), no permit, authorization, waiver, consent or approval of, filing or registration with, or declaration or notice to, any Governmental Entity (collectively, “Governmental Approvals”), (ii) except as set forth in Schedule 2.3(b)(ii) (collectively, “Self-Regulatory Organization Approvals”), no permit, authorization, waiver, consent or approval of, filing or registration with, or declaration or notice to, any Self-Regulatory Organization, and (iii) except as set forth in Schedule 2.3(b)(iii), no consent, authorization, approval, waiver from, or declaration or notice to, any party (other than a Governmental Entity or a Self-Regulatory Organization) to any Company Contract is, in each case, required in connection with the execution, delivery and performance by RCAP Holdings of this Agreement or any of the other Transaction Documents to which it is a party, or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 2.4 Capitalization of First Allied; Subsidiaries.

(a) First Allied’s authorized capital stock consists solely of 65,000,000 shares of common stock, $0.0001 par value (“First Allied Common Stock”), of which, as of the date of this Agreement, solely 46,920,050 shares of First Allied Common Stock are issued and outstanding (all of which are held by RCAP Holdings), and no shares of First Allied Common Stock are held by First Allied as treasury shares. There are no other shares of capital stock, other equity or equity-linked securities or debt securities of First Allied authorized, issued or outstanding. The Outstanding Shares constitute all the outstanding shares of First Allied Common Stock and are, and will on the Closing Date be, validly issued, fully paid and non-assessable.

(b) Except as set forth on Schedule 2.4(b), there are no outstanding subscriptions, options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of capital stock of First Allied or any security exercisable or convertible into or exchangeable for shares of capital stock of First Allied, nor is there presently outstanding any security exercisable or convertible into or exchangeable for shares of capital stock of First Allied, nor has First Allied nor RCAP Holdings entered into any agreement with respect to any of the foregoing. First Allied has no obligation to repurchase, redeem or otherwise acquire any shares of its capital stock, other equity or equity linked securities or debt securities. There are no irrevocable proxies and no voting agreements to which RCAP Holdings or First Allied is a party with respect to any shares of the capital stock or other voting securities of First Allied.

(c) Schedule 2.4(c) sets forth a true and complete list of all direct or indirect Subsidiaries of First Allied and the ownership thereof. Except as set forth on Schedule 2.4(c), neither First Allied nor any of its Subsidiaries, directly or indirectly, own or have any interest in the capital stock or any other ownership interest in any Person. Schedule 2.4(c) lists the jurisdiction of organization of each Subsidiary of First Allied and sets forth the authorized and outstanding shares of capital stock of each Subsidiary of First Allied and the owner thereof. Except as set forth on Schedule 2.4(c), there are no outstanding subscriptions, options, rights, warrants or other commitments entitling any person to purchase or otherwise subscribe for or acquire any shares of capital stock of any Subsidiary of First Allied or any security exercisable or convertible into or exchangeable for shares of capital stock of any such Subsidiary, nor is there presently outstanding any security exercisable or convertible into or exchangeable for shares of capital stock of any Subsidiary of First Allied, nor has First Allied or any of its Subsidiaries entered into any agreement with respect to any of the foregoing.

(d) RCAP Holdings is the sole owner, beneficially and of record, of all the Outstanding Shares and has good and valid title to all the Outstanding Shares, free and clear of all Liens of any kind other than this Agreement. Upon delivery to RCS Capital at the Closing of certificates representing the Outstanding Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, good and valid title to the Outstanding Shares will pass to RCS Capital, free and clear of all Liens of any kind, other than those arising from acts of RCS Capital. Other than this Agreement, the equity securities of First Allied are not subject to any voting commitment or understanding restricting or otherwise relating to voting, dividend rights or the disposition of such securities or otherwise.

Section 2.5 Assets.

(a) First Allied and each of its Subsidiaries have good title (or valid, binding and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally, and the effect of general equitable principles) leasehold interest with respect to leased assets) to all material Assets used in the Business, free and clear of all Liens except for Permitted Liens. Such material Assets are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. No such material Assets are in need of repair or replacement other than as part of routine maintenance consistent with historical practices.

(b) The Assets of First Allied and its Subsidiaries constitute all the tangible and intangible assets used in or held for use in the Business and are sufficient for RCS Capital to conduct the Business from and after the Closing Date in the same manner conducted immediately prior to the Closing Date without interruption and in the ordinary course of business.

(c) Schedule 2.5(c) sets forth all leases of personal property involving annual payments in excess of $500,000 relating to personal property used or held for use by First Allied or any of its Subsidiaries or to which First Allied or any of its Subsidiaries is a party or by which any of the assets of First Allied or its Subsidiaries are bound (“Personal Property Leases”). True, correct and complete copies of the Personal Property Leases have been made available to RCS Capital, together with all amendments thereof or supplements thereto. Each Personal Property Lease is in full force and effect and RCAP Holdings, First Allied and each of its Subsidiaries have not received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by First Allied or any of its Subsidiaries under any of the Personal Property Leases and, to the Knowledge of RCAP Holdings, no other party is in material default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

Section 2.6 Financial Statements; Books and Records.

(a) Attached to Schedule 2.6(a) are copies of First Allied’s audited consolidated balance sheets and statements of income and cash flows and changes in shareholders’ equity as of and for the fiscal years ended December 31, 2012 and December 31, 2013 (the “Latest Balance Sheet”) (such audited financial statements, including the related notes and schedules thereto, the “Financial Statements”). Each of the Financial Statements is complete and correct, has been prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial condition, results of operations and cash flows of First Allied and its Subsidiaries as of the dates and for the periods indicated therein.

(b) First Allied and its Subsidiaries make and keep Books and Records that accurately and fairly reflect in all material respects the transactions and dispositions of their respective assets. The Financial Statements have been derived from and prepared in accordance with such Books and Records. First Allied and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Copies of all auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management, have been made available to RCS Capital, in each case to the extent related to First Allied and its Subsidiaries and their respective businesses, whether the same are issued to RCAP Holdings, First Allied or any of its Subsidiaries.

Section 2.7 Undisclosed Liabilities; Indebtedness.

(a) Neither First Allied nor any of its Subsidiaries has any Liability, except for (i) Liabilities for future performance under the Contracts to which First Allied or any of its Subsidiaries is a party and Permits applicable to the operation of the Business, (ii) Liabilities specifically reflected in, fully reserved against or otherwise specifically described in the Latest Balance Sheet, and (iii) Liabilities of a similar nature to those set forth on the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and which are not, individually or in the aggregate, material in amount.

(b) Except as set forth on Schedule 2.7(b) (such Indebtedness on Schedule 2.7(b) being referred to as the “Specified Indebtedness”), neither First Allied nor any of its Subsidiaries has any outstanding Indebtedness.

Section 2.8 Absence of Certain Changes.  Except as set forth on Schedule 2.8, from the date that is 12 months prior to the date hereof, (i) First Allied and each of its Subsidiaries have operated only in the ordinary course of business, and (ii) there has not been any occurrence, event, incident, action, failure to act or transaction with respect to First Allied or its Subsidiaries which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.9 Compliance with Laws; Required Licenses and Permits.

(a) Except as set forth on Schedule 2.9(a), the operations of First Allied and its Subsidiaries are being, at all times have been and, to the Knowledge of RCAP Holdings, at all times have been, conducted in compliance in all material respects with all Applicable Laws. Except as set forth on Schedule 2.9(a), neither First Allied nor any of its Subsidiaries have received any written notice of any violation of any Applicable Laws in any material respect from any Governmental Entity or any Self-Regulatory Organization. To the Knowledge of RCAP Holdings, neither First Allied nor any of its Subsidiaries is under investigation with respect to the violation of any Applicable Laws in any material respect and there are no facts or circumstances that would reasonably be expected to form the basis for any such violation.

(b) Schedule 2.9(b) sets forth a complete list of (i) all Permits that are material to the operation of the Business (the “Company Permits”), and (ii) all securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which First Allied or any of its Subsidiaries hold a membership or have been granted trading privileges and which memberships or trading privileges are material to the Business. Except as set forth on Schedule 2.9(b), neither First Allied nor any of its Subsidiaries is in default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation, of any Company Permit and, to the Knowledge of RCAP Holdings, there are no facts or circumstances that would reasonably be expected to form the basis for any such default or violation. There is no Action pending or, to the Knowledge of RCAP Holdings, threatened, relating to the suspension, revocation or modification or nonrenewal of any of the Company Permits.

(c) First Allied and each of its Subsidiaries has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed by it with the SEC, NYSE, FINRA, any other Governmental Entity or Self-Regulatory Organization or any clearing agency, and all amendments of or supplements to any of the foregoing, except where any failure to so file, individually or in the aggregate, would not have a Material Adverse Effect.

(d) The employees and agents of First Allied and its Subsidiaries who are required to be licensed or registered as a representative, principal or agent with any Governmental Entity or any Self-Regulatory Organization to conduct the Business, are duly licensed or registered with each such Governmental Entity or Self-Regulatory Organization with which such licensing or registration is so required in the category or categories of registration appropriate to the function performed and such licensing or registration is in full force and effect, except to the extent that any failures to be so licensed or registered would not reasonably be expected to result in a material Liability of the Business.

(e) Except as set forth on Schedule 2.9(e), neither First Allied nor any of its Subsidiaries acts as the general partner, managing member, trustee, investment manager or investment adviser with respect to any Public Fund or any Private Fund.

Section 2.10 Broker-Dealer Matters.

(a) First Allied Securities, Inc. and Legend Equities Corporation (the “BD Subsidiaries”) are, and at all times have been, duly registered, licensed or qualified as broker-dealers under the Exchange Act and in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and are, and at all times have been, in compliance in all material respects with all Applicable Laws requiring any such registration, licensing or qualification and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b) Copies of the Uniform Application for Broker-Dealer Registration on Form BD of the BD Subsidiaries on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended December 31, 2013 filed by the BD Subsidiaries with the SEC, have been made available to RCS Capital prior to the date of this Agreement. Such forms are in material compliance with the applicable requirements of the Exchange Act.

(c) The BD Subsidiaries are members in good standing of FINRA and each other Self-Regulatory Organization with respect to which the conduct of its Business requires membership or association. Other than the BD Subsidiaries, neither First Alllied nor any of its Subsidiaries is a registered or unregistered Broker-Dealer.

(d) The BD Subsidiaries have in effect as of the date of this Agreement the blanket broker-dealer fidelity bond identified on Schedule 2.10(d).

(e) The BD Subsidiaries have adopted written supervisory control policies and procedures in compliance with FINRA (NASD) Rules 3010(b) and 3012(a), and Section 15(g) of the Exchange Act. The written supervisory control policies that have been adopted by the BD Subsidiaries are identified in Schedule 2.10(e). Complete and correct copies of each of such policies and procedures have been made available to RCS Capital in the form in effect on the date of this Agreement.

(f) Each of the BD Subsidiaries’ officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Entity or Self-Regulatory Organization as a registered principal or registered representative is duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by Applicable Law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(g) Neither First Allied nor any of its Subsidiaries nor any of their respective directors, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or Orders of any Governmental Entity or Self-Regulatory Organization arising under Applicable Laws which would be required to be disclosed on Form BD or Form U-4 that are not so disclosed on such Form BD or Form U-4, and no such disciplinary proceeding or Order is pending against First Allied or any of its Subsidiaries or, to the Knowledge of RCAP Holdings, threatened against First Allied or its Subsidiaries or pending or threatened against the other persons referred to above. Except as disclosed on the Form BD or Form U-4, neither First Allied nor any of its Subsidiaries nor any of their respective directors, officers, employees, registered representatives or associated persons has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U-4, neither First Allied nor any of its Subsidiaries nor any of their respective directors, officers, employees or associated persons is ineligible to serve as a broker-dealer or an associated person of a broker dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the Exchange Act).

(h) A list of all written customer complaints, including those reportable on Form U-4, which have been made from December 31, 2009 to the date hereof against any of the BD Subsidiaries, or any of their respective adviser representatives or registered representatives and which are set forth in Schedule 2.10(h), has been made available to RCS Capital. Except as set forth in Schedule 2.10(h), as of the date of this Agreement, no customer complaints reportable on Form U-4 are pending, or to the Knowledge of RCAP Holdings, threatened in writing.

(i) The BD Subsidiaries are in compliance with all applicable regulatory net capital requirements of the Exchange Act and applicable rules of Self-Regulatory Organizations addressing net capital requirements including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements), and no distribution of cash is required to be made by the BD Subsidiaries that will result in the BD Subsidiaries not being in compliance with such applicable regulatory net capital requirements. The BD Subsidiaries are in compliance in all material respects with all applicable regulatory requirements for the protection of customer or Client funds and securities. The BD Subsidiaries have not made any withdrawals from any reserve bank account they are required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

Section 2.11 Investment Adviser Matters.

(a) Copies of the Uniform Application for Investment Adviser Registration on Form ADV, including Parts 1 and 2, of First Allied Advisory Services, Inc., First Allied Securities, Inc., First Allied Asset Management, Inc. and Legend Advisory Corporation (each an “Adviser Subsidiary” and collectively, the “Adviser Subsidiaries”) on file with the SEC or one or more states, as applicable, and currently made available to Clients, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form ADVs”), have been made available to RCS Capital prior to the date of this Agreement. The Form ADVs are in compliance with Applicable Law in all material respects. Other than the Adviser Subsidiaries, neither First Allied nor any of its Subsidiaries are registered or unregistered Investment Advisers.

(b) The Adviser Subsidiaries are, and at all times have been, duly registered, licensed or qualified (including through state notice filings) as investment advisers under the Investment Advisers Act or other Applicable Law in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and are, and at all times have been, in material compliance with all Applicable Laws requiring any such registration, licensing or qualification and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(c) The Adviser Subsidiaries have adopted written policies and procedures pursuant to Sections 204(A) and 206(4) of the Investment Advisers Act and Rules 206(4)-7 and 2041 thereunder that are reasonably designed to detect and prevent violations of the Investment Advisers Act and the rules adopted thereunder to the extent required by Applicable Law. The Adviser Subsidiaries have been in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies set forth on Schedule 2.11(c) have been made available to RCS Capital in the form in effect on the date of this Agreement.

(d) Neither First Allied nor any of its Subsidiaries nor any other Person “associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with First Allied or any of its Subsidiaries has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an Investment Adviser or as an associated person of an Investment Adviser, or subject to disqualification as a solicitor pursuant to Rule 206(4)-3, unless, in each case, First Allied (or such Subsidiary, as applicable) or associated Person has received exemptive relief from the SEC with respect to any such disqualification. Neither First Allied nor any of its Subsidiaries nor any “affiliated person” (as defined under the Investment Company Act) thereof has been subject to disqualification as an Investment Adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) or 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification. The facts and circumstances surrounding any such disqualification have been disclosed on the Form ADVs.

(e) Except as set forth on Schedule 2.11(e), no Advisory Contract expressly requires the written consent of any Client to satisfy the Assignment Requirements with respect to such Advisory Contracts.

Section 2.12 Litigation; Orders.

(a) Except as set forth on Schedule 2.12(a), there is no Action pending or, to the Knowledge of RCAP Holdings, threatened, involving First Allied or any of its Subsidiaries or the Business (or, to the Knowledge of RCAP Holdings, pending or threatened against any of the officers, directors or key employees of First Allied or any of its Subsidiaries with respect to their business activities on behalf of First Allied or any of its Subsidiaries), or to which First Allied or any of its Subsidiaries is otherwise a party.

(b) Except as set forth on Schedule 2.12(b), neither First Allied nor any of its Subsidiaries nor the Business is subject to any outstanding Order, and neither First Allied nor any of its Subsidiaries nor the Business is in breach or violation in any material respect of any outstanding Order.

Section 2.13 Taxes. Except as set forth on Schedule 2.13:

(a) Each member of the Company Group has duly and timely filed or caused to be duly and timely filed, or shall duly and timely file or cause to be duly and timely filed, all Tax Returns that are required to be filed by, or with respect to, the Company Group on or prior to the Closing Date, and all such Tax Returns are or will be complete and accurate in all material respects and were (or will be) prepared in compliance with applicable Tax Laws. The Company Group is not the beneficiary of any extension of time within which to file any Tax Return.

(b) All Taxes and Tax Liabilities of the Company Group and each of its members that are due and payable on or prior to the Closing Date (whether or not shown on any Tax Return) have been (or will be) duly and timely paid on or prior to the Closing Date.

(c) No member of the Company Group: (i) is currently the subject of an audit or other examination relating to the Taxes by any Governmental Entity; (ii) has received any notices (in writing or otherwise to the Knowledge of RCAP Holdings) from any Governmental Entity that such an audit or examination is contemplated or pending; (iii) has entered into any agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that has not expired; (iv) is presently contesting any Tax Liability before any court, tribunal or agency; (v) is subject to a claim or deficiency for any Taxes that has not been resolved or paid in full; (vi) is subject to a claim (in writing or otherwise to the Knowledge of RCAP Holdings) by a Governmental Entity in a jurisdiction in which it does not file Tax Returns that it is or may be required to file Tax Returns in, or is or may be subject to Tax by, that jurisdiction; (vii) has outstanding requests for any Tax ruling from any Governmental Entity, and has not ever received a Tax ruling; (viii) is the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable Tax Law); or (ix) has granted a “power of attorney” with respect to Taxes to any Person that has continuing effect.

(d) No member of the Company Group is a party to an agreement, contract, arrangement or plan that has resulted or could result in its making of a payment that: (i) is not deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any similar provision of state, local or foreign law); or (ii) is or may be subject to the imposition of an excise tax under Section 4999 of the Code.

(e) No member of the Company Group (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law) filing a consolidated federal income Tax Return (other than any group the common parent of which was First Allied), or (ii) has any liability for the Taxes of any Person (other than any member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) No issue has been raised by a Governmental Entity in any prior Tax Proceeding which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for the payment of Taxes for any subsequent period.

(g) There are no Liens for Taxes upon the Assets of any member of the Company Group other than Liens on Taxes not yet due and payable. All Taxes that the Company Group is (or was) required by applicable Tax Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(h) The Company Group has collected all material sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity and has furnished properly completed exemption certificates for all exempt transactions.

(i) No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Entity or other Person under any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (a “Tax Agreement”).

(j) The Company Group is not required, and has not requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method, and a Governmental Entity has not initiated or proposed any such adjustment or change in accounting method.

(k) Neither RCS Capital nor the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to any member of the Company Group; (iii) installment sale or open transaction disposition made on or prior to the Closing Date by the Company Group; (iv) prepaid amount received on or prior to the Closing Date by the Company Group; or (v) any other action or activity undertaken by the Company Group on or prior to the Closing Date.

(l) First Allied is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Each member of the Company Group has disclosed on its federal income Tax Returns all positions therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(n) No member of the Company Group has engaged in, or been a party to, a “reportable transaction” described in Treasury Regulation Section 1.6011-4.

(o) No member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to be or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 2.14 Intellectual Property.

(a) Schedule 2.14(a)(i) sets forth a true and complete list of all the Company Intellectual Property that is registered or subject to an application for registration (including patents, copyrights, trademarks and the domain names of First Allied and its Subsidiaries) and sets forth (i) the owner, and (ii) the jurisdiction where issued, registered, or filed. First Allied or one of its Subsidiaries is the sole and exclusive owner of, or has the legal right to use pursuant to Third Party Licenses and all material Company Intellectual Property, without, to the Knowledge of RCAP Holdings, violating, misappropriating, infringing or otherwise conflicting with the Intellectual Property rights of any other Person. Each item of Company Intellectual Property which has been registered, filed, issued or applied for by or on behalf of First Allied or any of its Subsidiaries, as listed on Schedule 2.14(a)(i), (A) has not been abandoned or canceled, (B) has been maintained effective by all requisite filings, renewals and payments, and (C) remains in full force and effect and good standing as of the Closing Date. No loss or expiration of any of the owned material Company Intellectual Property is pending or, to the Knowledge of RCAP Holdings, threatened, except for such Company Intellectual Property expiring at the end of their statutory terms (as detailed on Schedule 2.14(a)(i), and not as a result of any act or omission by First Allied or any of its Subsidiaries, including any failure to pay required annual maintenance fees). Schedule 2.14(a)(ii) sets forth a complete list of all trademarks of First Allied or its Subsidiaries that are not registered or subject to an application for registration (including trade dress, logos, slogans, trade names and corporate names) owned or used by First Allied or any of its Subsidiaries.

(b) Schedule 2.14(b)(i) sets forth a true and complete list of all material Company Licenses (as hereinafter defined). Schedule 2.14(b)(ii) sets forth a true and complete list of all Third Party Licenses (as hereinafter defined). Except as set forth on Schedule 2.14(b)(i) or (ii), neither First Allied nor any of its Subsidiaries nor, to the Knowledge of RCAP Holdings, any other party, is in default in the performance, observance or fulfillment of any material obligation, agreement, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any owned material Company Intellectual Property (“Company Licenses”) or pursuant to which First Allied or any of its Subsidiaries is licensed to use material Company Intellectual Property owned by a third party (“Third Party Licenses”).

(c) Copies of all items of material Company Intellectual Property, Company Licenses and Third Party Licenses, which have been reduced to writing or other tangible form, have been made available to RCS Capital prior to the Closing Date (including true and complete copies of all related licenses, filings and amendments thereof and supplements thereto).

(d) Except as set forth in Schedule 2.14(d), to the Knowledge of RCAP Holdings, the operation of the Business by First Allied and its Subsidiaries as presently conducted does not infringe or misappropriate in any material respect with any Intellectual Property right of any other Person. Except as set forth in Schedule 2.14(d), there are no, and there have been no, Actions which are pending or, to the Knowledge of RCAP Holdings, threatened in writing (i) challenging the right of First Allied or any of its Subsidiaries to use any owned Company Intellectual Property or alleging any violation, infringement, misuse or misappropriation by First Allied of Intellectual Property or indicating that the failure to take a license would result in any such claim, or (ii) challenging the ownership rights of First Allied or any of its Subsidiaries in any owned Company Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability or infirmity of any owned Company Intellectual Property.

(e) First Allied has not made any claim of a violation, infringement, misuse or misappropriation by any Person (including any employee, former employee or independent contractor of First Allied or any of its Subsidiaries) of its rights to, or in connection with, any owned Company Intellectual Property. Except as set forth in Schedule 2.14(e), neither First Allied nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any owned Company Intellectual Property, other than indemnification provisions contained in agreements entered into in the ordinary course of business.

(f) Each of the material Company Licenses and Third Party Licenses is a legal, valid and binding obligation of First Allied and, to the Knowledge of RCAP Holdings, the relevant other parties thereto, enforceable in accordance with the terms thereof, subject to bankruptcy laws and creditors’ rights; and the transactions contemplated by this Agreement will not materially breach any of the terms thereof or result in any material default thereunder.

(g) Neither First Allied nor any of its Subsidiaries is subject to any settlement, consent or co-existence agreement, covenant not to sue, non-assertion assurance, release or Order limiting or restricting in any manner the right of First Allied or any of its Subsidiaries to use, license, transfer or enforce any material Company Intellectual Property owned by, or licensed to, First Allied or its Subsidiaries. First Allied has taken all reasonable measures to maintain and protect the proprietary nature of the owned material Company Intellectual Property and the confidentiality of First Allied’s trade secrets.

(h) First Allied and its Subsidiaries have collected, stored, maintained, used and processed Personal Information in accordance in all material respects with all Applicable Privacy and Data Security Laws and have taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information, and from the loss of Personal Information. Other than as set forth on Schedule 2.14(h), to the Knowledge of RCAP Holdings, (i) there has been no unauthorized access to or use of, or any security breach relating to or affecting any Personal Information or other confidential information maintained or processed by First Allied or its Subsidiaries, and (ii) no person who has had access to such Personal Information or other confidential information has violated any Applicable Privacy and Data Security Laws or the terms of any confidentiality agreement.

(i) First Allied and its Subsidiaries take commercially reasonable efforts to maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no material violations of same. First Allied and its Subsidiaries have implemented commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.

Section 2.15 Environmental Matters.  Except as set forth on Schedule 2.15, (a) First Allied, its Subsidiaries, the operation of the Business, and to the Knowledge of RCAP Holdings, the Leased Real Property, comply in all material respects with all applicable Environmental Laws, (b) neither First Allied nor any of its Subsidiaries nor any of their respective predecessor(s) has received any written or oral notice, report or other information within the past five years, or which remains outstanding or unresolved, regarding any actual or alleged violation of Environmental Laws, or any actual or potential Environmental Liabilities, relating to any of them, the Business, the Leased Real Property, any formerly owned or leased real property or Assets of First Allied or any of its Subsidiaries, and (c) there are no facts, circumstances or conditions that would reasonably be expected to form the basis of any material Environmental Liability against First Allied or any of its Subsidiaries arising under Environmental Laws or relating to environmental matters.

Section 2.16 Employees; Labor Matters.

(a) With respect to the employees of First Allied and its Subsidiaries, (i) there is no collective bargaining agreement with any labor organization, (ii) to the Knowledge of RCAP Holdings, no executive (A) has expressed in writing any intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement with any other Person besides First Allied or one of its Subsidiaries that would be material to the performance of such employee’s employment duties, or the ability of First Allied, any of its Subsidiaries or RCS Capital to conduct the Business, (iii) no labor organization or group of employees represents, purports to represent, has filed any representation petition or made any written or oral demand for recognition with respect to the representation of any employees, (iv) to the Knowledge of RCAP Holdings, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists, and (v) no labor strike, work stoppage, slowdown, picketing, concerted refusal to work, or other similar labor activity has occurred, and none is underway or, to the Knowledge of RCAP Holdings, threatened.

(b) Except as set forth in Schedule 2.16(b), neither First Allied nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act and (ii) First Allied and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration and collective bargaining. First Allied and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs.

(c) Neither First Allied nor any of its Subsidiaries have implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance, and no such action will be implemented without advance notification to RCS Capital.

Section 2.17 Employee Benefit and Compensation Plans.

(a) Schedule 2.17(a) sets forth a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”)) and all other compensation and benefit plans, agreements, trusts, policies, arrangements or understandings (whether or not legally binding, written or unwritten, insured or self-insured or domestic or foreign), that either First Allied or any of its Subsidiaries or any entity required to be aggregated in a controlled group or affiliated service group with First Allied or any of its Subsidiaries for purposes of ERISA or the Code (including under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA), at any relevant time (an “ERISA Affiliate”) established, sponsors, maintains, contributes to, or with respect to which any obligation to contribute has or had been undertaken by First Allied, any of its Subsidiaries or any ERISA Affiliate, or under which First Allied, any of its Subsidiaries or any ERISA Affiliate have any Liability or potential Liability to any employee, officer, director or any other service provider (whether current, former or retired) or their beneficiaries (each a “Benefit Plan”). First Allied has made available to RCS Capital accurate and complete copies of all material documents embodying and relating to each Benefit Plan.

(b) The Benefit Plans are in material compliance with all applicable requirements of ERISA, the Code and other Applicable Laws and have been maintained and administered in accordance with their terms and such Laws in all material respects. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter upon which it may rely as to its qualification, and nothing has occurred whether by action or failure to act that would be reasonably expected to cause the loss of such qualification. No material non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Benefit Plan. To the Knowledge of RCAP Holdings, no proceeding has been threatened, asserted or instituted against any of the Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director or other service provider of First Allied or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Benefit Plans. No Benefit Plan is under, and neither First Allied nor its Subsidiaries has received any written notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.

(c) Neither First Allied, nor any of its Subsidiaries, nor any of their ERISA Affiliates, nor any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(d) The consummation of the transactions contemplated hereby (alone or in combination with any other event, including a termination of employment) will not give rise to any Liability under any Benefit Plan. No Benefit Plan provides for, and neither First Allied nor any of its Subsidiaries has any obligation to provide, a tax gross up or other indemnity obligation for any Taxes imposed under Sections 409A or 4999 of the Code.

(e) First Allied and each of its Subsidiaries have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or any state law counterpart; and neither First Allied, none of its Subsidiaries nor any of their ERISA Affiliates has any obligations under any Benefit Plan, or otherwise, to provide post-termination health or welfare benefits of any kind to any current or former employees (or any of their dependents) of First Allied or any of its Subsidiaries, or any other person, except as specifically required under COBRA or any state law counterpart.

(f) With respect to each Benefit Plan, all required payments or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been timely made or properly accrued in accordance with the provisions of each of the Benefit Plans, Applicable Law and GAAP.

(g) None of First Allied, any of its Subsidiaries or any ERISA Affiliate, and to the Knowledge of RCAP Holdings, no employee, officer, director, or other service provider of the First Allied or any of its Subsidiaries, has made any promises or commitments, whether legally binding or not, to create any additional Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan.

(h) Neither First Allied nor any of its Subsidiaries has any unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code in all material respects.

(i) No Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

Section 2.18 Contracts.

(a) Schedule 2.18(a) sets forth all material Contracts to which First Allied or any of its Subsidiaries is a party or by which First Allied or any of its Subsidiaries or any of their respective Assets is bound as in effect on the date of this Agreement and entered into after September 25, 2013 (collectively, and together with all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts, the “Company Contracts”).

(b) Each Company Contract is in full force and effect and is the legal, valid and binding obligation of First Allied or such Subsidiary of First Allied that is a party thereto, and, to the Knowledge of RCAP Holdings, of the other parties thereto. Each Company Contract is (i) enforceable against First Allied or such Subsidiary of First Allied that is a party thereto, and, to the Knowledge of RCAP Holdings, of the other parties thereto in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights generally, and the effect of general equitable principles, and (ii) upon consummation of the transactions contemplated hereby, shall continue in full force and effect without penalty. Neither First Allied nor any of its Subsidiaries is in material default under any Company Contract, nor, to the Knowledge of RCAP Holdings, is any other party to any Company Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by First Allied or any of its Subsidiaries or any other party thereunder. No party to any Company Contract has exercised in writing any termination rights with respect to any Company Contract, and no such party has given written notice of any significant dispute with respect to any Company Contract. True, correct and complete copies of all Company Contracts, together with all amendments thereof or supplements thereto, have been made available to RCS Capital.

Section 2.19 Real Property.

(a) Neither First Allied nor any of its Subsidiaries owns any real property.

(b) Schedule 2.19(b) sets forth an accurate and complete list of all Leases as in effect on the date of this Agreement and entered into after September 25, 2013 pursuant to which First Allied or any of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property (collectively, the “Company Leases”, and such real property, the “Leased Real Property”). First Allied or one of its Subsidiaries owns a valid leasehold, subleasehold interest, license or other interest in and to each parcel of Leased Real Property, together with the Improvements thereon and real property rights and appurtenances pertaining thereto, free and clear of all Liens except for Permitted Liens. Such Permitted Liens do not and will not, individually or in the aggregate, adversely affect or interfere with the value, use or operation of the Business or such Leased Real Property. An accurate and complete copy of each of the Company Leases (including all amendments, supplements, renewals, extensions, guarantees and other documents and agreements with respect thereto) and in the case of any oral Company Lease, a written summary of the terms of such Company Lease, has been made available to RCS Capital. There are no outstanding requirements from the landlord under any Company Lease requiring any material repairs or work to be done with respect to the improvements constituting a part of the related Leased Real Property or pertaining to the maintenance of such property in order to comply with such Company Lease.

(c) There are no Leases affecting or relating to any real property with respect to which First Allied or any of its Subsidiaries is the landlord, sublandlord or licensor, either pursuant to the terms of such agreement or as successor to any prior landlord, sublandlord or licensor.

Section 2.20 Insurance.  First Allied and each of its Subsidiaries have insurance policies, including, without limitation, business liability, fidelity bond and Securities Investor Protection Corporation insurance coverage, in full force and effect for such amounts as are sufficient for all requirements of Law and all Company Contracts and Company Leases. Schedule 2.20 sets forth a list of all insurance policies and all fidelity or surety bonds held by or applicable to First Allied or any of its Subsidiaries that were entered into after September 25, 2013, including in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby. To the Knowledge of RCAP Holdings, except as set forth on Schedule 2.20, no event relating to First Allied or any of its Subsidiaries has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies. Except as set forth on Schedule 2.20, other than insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to the Knowledge of RCAP Holdings, no threat has been made to cancel any insurance policy of First Allied or any of its Subsidiaries. Except as set forth on Schedule 2.20, all such insurance will remain in full force and effect following the consummation of the transactions contemplated hereby. To the Knowledge of RCAP Holdings, no event has occurred, including the failure by First Allied or any of its Subsidiaries to give any notice or information, or Allied or any of its Subsidiaries giving any inaccurate or erroneous notice or information, that limits or impairs the rights of First Allied or any of its Subsidiaries under any such insurance policies. Except as set forth on Schedule 2.20, neither First Allied nor any of its Subsidiaries has any self-insurance or co-insurance programs.

Section 2.21 Affiliate Transactions.  Except as set forth on Schedule 2.21, there are no arrangements or Contracts between First Allied or any of its Subsidiaries, on the one hand, and RCAP Holdings, any director of First Allied or any of its Subsidiaries or any Affiliate of any of the foregoing, on the other hand.

Section 2.22 Brokers.  No agent, broker, investment banker or firm or other person acting on behalf of RCAP Holdings, First Allied, any of its Subsidiaries, or any of their respective Affiliates or under the authority of RCAP Holdings, First Allied, any of its Subsidiaries, or any of their respective Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.23 Accounts and Notes Receivable and Payable.  All accounts and notes receivable reflected in the Financial Statements have arisen from bona fide transactions in the ordinary course of business. All applicable reserve for returns or doubtful accounts in respect of accounts and notes receivable reflected in the Latest Balance Sheet were recorded in accordance with GAAP.

Section 2.24 Accuracy of Representations and Warranties in the Original Agreement.  To the Knowledge of RCAP Holdings, (a) each of the representations and warranties of First Allied contained in the Original Agreement that is not qualified by materiality was true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically related to an earlier date), and (b) each of the representations and warranties of First Allied that is qualified by materiality contained in the Original Agreement was true and correct as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically related to an earlier date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES BY RCS CAPITAL

The RCS Disclosure Schedules identify by Section and Subsection any exception to a representation or warranty in this Article III. Notwithstanding anything to the contrary contained herein, disclosure of any matter, fact or circumstance in any section of the RCS Disclosure Schedules shall provide exceptions to or otherwise qualify the representations, warranties and covenants contained in the corresponding sections of this Agreement and as to other representations, warranties and covenants in other Sections of this Agreement to the extent such matter, fact or circumstance is disclosed in a way as to make its relevance to the information called for by such other section reasonably apparent. As an inducement to RCAP Holdings to enter into this Agreement and to consummate the transactions contemplated hereby, RCS Capital makes the following representations and warranties to RCS Capital:

Section 3.1 Organization.  RCS Capital is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement in accordance with its terms.

Section 3.2 Authorization of Agreement.  The execution, delivery and, subject to receipt of the Public Stockholder Approval, performance of this Agreement and the other Transaction Documents by RCS Capital has been duly authorized by all necessary corporate action of it and this Agreement constitutes, and the other Transaction Documents to which it is a party upon the execution and delivery thereof will constitute, subject to receipt of the Public Stockholder Approval, its legal, valid and binding obligation enforceable against it in accordance with its terms.

Section 3.3 Consents of Third Parties.  Assuming receipt of the Public Stockholder Approval, the execution, delivery and performance of this Agreement by RCS Capital will not (a) conflict with its organizational documents and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which it is a party or by which it is bound, or (b) constitute a violation by it of any Applicable Law. Other than the Required SEC Filing, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on their part in connection with the execution, delivery and performance by RCS Capital of this Agreement.

Section 3.4 SEC Filings.

(a) RCS Capital has timely filed with or furnished to the SEC, and made available to RCS Capital (via EDGAR) all SEC Documents. Except as set forth in Schedule 3.4(a), none of the SEC Documents is the subject of an outstanding SEC comment letter or outstanding SEC investigation as of the date hereof.

(b) As of its filing date (and as of the date of any amendment or superseding filing), each RCS Capital SEC Document complied, and each RCS Capital SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each RCS Capital SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of RCS Capital is separately subject to the periodic reporting requirements of the Exchange Act.

(d) Since the IPO Date, RCS Capital has complied in all material respects with the eligibility requirements, rules and regulations of the New York Stock Exchange.

(e) RCS Capital has established and maintains a system of disclosure controls and procedures (as defined in Rule 1315(e) under the Securities Act) that are designed to provide reasonable assurance that material information relating to RCS Capital, required to be included in reports under the Exchange Act, is made known to the chief executive officer and chief financial officer of RCS Capital by others within those entities.

(f) Since the IPO Date, RCS Capital has established and maintained a system of internal controls over financial reporting (as defined in Rule 1315 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of RCS Capital’s financial reporting and the preparation of RCS Capital’s financial statements for external purposes in accordance with GAAP. RCS Capital has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to RCS Capital’s auditors and audit committee and, to RCS Capital’s knowledge, RCS Capital’s independent registered public accounting firm has not identified or been made aware of (i) any “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of RCS Capital’s internal controls and procedures which are reasonably likely to adversely affect RCS Capital’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves RCS Capital’s management or other employees who have a significant role in internal controls. RCS Capital has made available to RCS Capital a summary of any such disclosure made by management to RCS Capital’s auditors and audit committee since the IPO Date.

(g) Neither RCS Capital nor any of RCS Capital’s Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of RCS Capital.

(h) RCS Capital has no material liability or obligation that could be counted as an “off-balance sheet” arrangement (as defined in Item 303 of Regulation S-K promulgated by the SEC).

Section 3.5 Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements, if any, of RCS Capital included or incorporated by reference in the SEC Documents fairly present, in all material respects, the consolidated financial position of RCS Capital and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements). Except as required by GAAP or as disclosed in the SEC Documents, RCS Capital has not, between the last day of its most recently ended fiscal year and the date hereof, made or adopted any material change in its accounting methods, practices or policies in effect on such last day of its most recently ended fiscal year. Since its incorporation, RCS Capital has not received any written advice or written notification from its independent registered accounting firm that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of RCS Capital any properties, assets, liabilities, revenues or expenses in any material respect. RCS Capital has not had any material dispute with any of its auditors regarding accounting matters.

Section 3.6 Litigation.  As of the date of this Agreement, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of RCS Capital’s knowledge, threatened, or any order, injunction or decree outstanding, against RCS Capital that would prevent the consummation of the transactions contemplated hereby.

Section 3.7 Public Common Stock.  Any shares of Public Common Stock comprising the Aggregate Consideration Amount to be delivered to RCAP Holdings at the Closing in accordance with Section 1.2 will, subject to receipt of the Public Stockholder Approval, have been duly authorized and, when delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable.

Section 3.8 Brokers.  No agent, broker, investment banker or firm or other person acting on behalf of RCS Capital or any of its Affiliates or under the authority of RCS Capital or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.9 Vote Required.  The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of RCS Capital’s Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share, voting together as a single class, to approve the issuance of Public Common Stock in connection with the transactions contemplated hereby (the “Public Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of RCS Capital necessary to adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1 Fulfillment of Obligations.  Prior to the Closing, each Party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations of the other Party contained in this Agreement, and shall refrain from taking or failing to take any action that would reasonably be expected to result in the nonfulfillment of any such condition or the breach of any representation, warranty, covenant or agreement continued herein or in any of the other Transaction Documents. RCAP Holdings shall furnish such further information, execute and deliver such other documents, and do such other acts and things as RCS Capital may reasonably request from time to time from the date of this Agreement and from and after the Closing, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

Section 4.2 Notices, Consents and Approvals.  Subject to the terms and conditions hereof, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Party in connection with the foregoing, including using its reasonable best efforts to (a) deliver all notices and obtain all Consents required to be obtained by it to lawfully consummate the transactions contemplated by this Agreement (provided that the Parties shall not deliver any notice in respect of or seek to obtain any Consent prior to the Announcement), (b) prevent the entry, enactment or promulgation of any threatened or pending Order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, and (c) lift or rescind any Order adversely affecting the ability of any of the Parties to consummate the transactions contemplated hereby. RCS Capital shall, through the Board of Directors of RCS Capital, recommend to its stockholders that they give the Public Stockholder Approval, and shall solicit and use its reasonable best efforts to obtain the Public Stockholder Approval.

Section 4.3 Conduct of Business.  Except as may be otherwise expressly contemplated by this Agreement or required by Applicable Law, or as RCS Capital may otherwise consent to in writing, from the date of this Agreement until the Closing, RCAP Holdings shall cause First Allied and each of its Subsidiaries to:

(a) conduct the Business only in the ordinary course of business;

(b) use their reasonable best efforts to (i) preserve the present business operations, organization (including officers and employees) and goodwill of the Business, and (ii) preserve the present relationships with Persons having business dealings with First Allied and each of its Subsidiaries;

(c) maintain (i) all the material Assets of First Allied and each of its Subsidiaries in their good condition, ordinary wear and tear excepted, and (ii) insurance upon the Assets and operations of First Allied and each of its Subsidiaries in such amounts, scope and coverage as are comparable to that in effect on the date of this Agreement;

(d) (i) maintain the books, accounts and records of the Business in the ordinary course of business and (ii) continue to collect accounts receivable and pay accounts payable of the Business utilizing normal procedures in the ordinary course of business; and

(e) continue making capital expenditures in the ordinary course of business.

Section 4.4 Financial Statements; Post-Closing Access and Information.

(a) RCAP Holdings shall deliver to RCS Capital promptly after available copies of all monthly and quarterly financial statements relating to First Allied and its Subsidiaries that may be prepared by First Allied and its Subsidiaries during the period from the date of this Agreement to the Closing Date. RCAP Holdings shall prepare financial statements relating to First Allied and its Subsidiaries not less frequently than monthly and shall deliver them to RCS Capital within 30 days following the end of each month. All financial statements delivered pursuant to this section shall be in accordance with the Books and Records of First Allied and its Subsidiaries, shall show all expenses attributable to First Allied and its Subsidiaries, shall be prepared in accordance with GAAP applied on a consistent basis, and shall fairly present the financial position and results of operations of First Allied and its Subsidiaries as at the dates and for the periods indicated. RCAP Holdings promptly shall furnish to RCS Capital any other information concerning the financial and operating condition of First Allied and its Subsidiaries that RCS Capital from time to time may reasonably request.

(b) RCAP Holdings shall cooperate with RCS Capital in a timely manner as reasonably requested by RCS Capital in connection with (a) RCS Capital’s preparation of historical financial statements and pro forma financial information relating to the Business as required by Regulation S-X under the Securities Act, and (b) the timely filing of any other necessary financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act and for any securities offerings by RCS Capital or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting RCS Capital to use any audited or unaudited financial statements of First Allied and its Subsidiaries available, (ii) facilitating the delivery from First Allied’s or RCS Capital’s independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from First Allied’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting RCS Capital in the preparation of such financial statements.

(c) For a period of 6 years commencing on the Closing Date, RCS Capital shall cause First Allied to retain all books, records and other documents pertaining to the business of First Allied and its Subsidiaries in existence on the Closing Date, and shall make available to RCAP Holdings and its Representatives, at the expense of RCAP Holdings, copies of those books, records and documents that relate to the period of time prior to the Closing Date and are reasonably necessary or desirable (i) for the purpose of preparing any financial statement or Tax Return, (ii) for the purpose of preparing for or defending any tax-related examination of RCAP Holdings by any Governmental Entity or Self-Regulatory Organization or investigating, defending or preparing to defend any action brought or matter being investigated by any Governmental Entity or Self-Regulatory Organization, or (iii) in connection with any Action involving RCAP Holdings following the Closing that relates to First Allied or any of its Subsidiaries or the Business. As a condition to RCS Capital’s obligation to provide copies of such books, records and documents, RCAP Holdings and its applicable Representative shall execute and deliver a confidentiality and non-use agreement in form and substance reasonably acceptable to RCS Capital.

Section 4.5 Supplemental Information; Notification of Certain Matters.

(a) RCAP Holding shall, reasonably promptly from time to time prior to the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the RCAP Holdings Disclosure Schedules, including one or more supplements or amendments regarding any matter which may constitute a breach of any representation, warranty, covenant or agreement contained herein or with respect to any matter which arises after the date of this Agreement that would be required to be disclosed with respect to any representation and warranty contained herein made as of such later date; provided, however, that no such supplement or amendment shall constitute an amendment of or supplement to the RCAP Holdings Disclosure Schedules or be deemed to have cured a breach of any of the representations, warranties, covenants or agreements of RCAP Holdings contained herein.

(b) From the date of this Agreement until the Closing, each Party shall promptly notify the other Parties of (i) any Action in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of such Party, threatened against such Party, (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition to such Party’s obligation to consummate the transactions contemplated hereby set forth in Article V not to be satisfied, (iii) any change, event or circumstance that would reasonably be expected to have a material adverse effect on such Party or on its ability to consummate the transactions contemplated hereby in a timely manner, (iv) any written notice or other written communication received by such Party from any Person from whom the Consent of such Person is required as a condition of a Party’s obligation to consummate the transactions contemplated hereby, and (vi) any written notice or other written communication from any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated hereby; provided, however, that no such notification shall constitute an amendment of or supplement to the RCAP Holdings Disclosure Schedules or be deemed to alter or limit the ability of any Party to rely on the conditions to such Party’s obligation to consummate the transactions contemplated hereby.

Section 4.6 Public Announcements.  Prior to the Closing, neither RCS Capital, on the one hand, nor RCAP Holdings, First Allied nor any of its Subsidiaries, on the other hand, nor any of their respective Affiliates or Representatives, shall issue any press release or make any public announcement with respect to the transactions contemplated by this Agreement, without the prior written approval of the other, except as may be required by Applicable Law, court process or any securities exchange.

Section 4.7 Certain Post-Closing Filings.  Following the Closing, RCS Capital shall cause (a) each of the Adviser Subsidiaries promptly to amend its Form ADV, and (b) each of the BD Subsidiaries to amend its Form BD and, in each case, to file such amendment with the SEC and any applicable Governmental Entity, for the purpose of disclosing, inter alia, information regarding the change in control of such Adviser Subsidiaries or BD Subsidiaries, as applicable, and any change in personnel following the Closing. RCS Capital shall make all necessary filings relating to the consummation of the transactions contemplated hereby that may be required to be made by First Allied and each of the Subsidiaries following the Closing.

Section 4.8 Expenses.  Except as expressly provided in this Agreement, each Party shall bear its own costs, fees and expenses, including attorney, investment banker, broker, accountant and other representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.9 Exclusivity.

(a) RCAP Holdings shall not, nor shall it permit First Allied or any of its Subsidiaries or any of their Affiliates or Representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition directly or indirectly involving the Business or any material portion of the assets of First Allied or any of its Subsidiaries or any capital stock of First Allied or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish, or cause to be furnished, to any Person any information concerning the Business in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) RCAP Holdings shall notify RCS Capital orally and in writing promptly (but in no event later than two Business Days) after receipt by RCAP Holdings, First Allied, any of First Allied’s Subsidiaries, or any of their respective Affiliates or Representatives of any proposal, offer or other communication from any Person (other than RCS Capital) concerning an Acquisition Transaction or any request for non-public information in connection with an Acquisition Transaction relating to the Business or for access to the properties, books or records of First Allied or any of its Subsidiaries by any Person (other than RCS Capital). Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the Books and Records of First Allied or its Subsidiaries, the material terms of any such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

(c) RCAP Holdings shall, and shall cause First Allied and its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other RCS Capital) conducted heretofore with respect to any Acquisition Transaction. RCAP Holdings shall not, and shall cause First Allied and its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which RCAP Holdings, First Allied or any Subsidiary thereof is a party.

Section 4.10 Minimum Cash on Hand.  As of the Closing Date, First Allied shall have such cash balances with respect to each of First Allied’s bank accounts as are at least sufficient to satisfy any then outstanding checks from such accounts.

ARTICLE V

CONDITIONS TO THE CLOSING

Section 5.1 Mutual Conditions.  The respective obligations of each Party to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver in writing by each Party) at or prior to Closing of the following conditions precedent:

(a) No Prohibition.  No third party Action shall have been instituted, or threatened or claimed in writing, that seeks to restrain or prohibit, or to obtain an amount of damages that is reasonably likely to be material with respect to, the consummation of the transactions contemplated hereby, and no Law or Order shall be in effect, or shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(b) Governmental Approvals; Terminations or Expirations of Waiting Periods.  All Governmental Approvals and Self-Regulatory Organization Approvals necessary to permit RCAP Holdings to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.

(c) Public Stockholder Approval.  The Public Stockholder Approval shall have been obtained.

Section 5.2 Conditions to RCS Capital’s Obligations.  RCS Capital’s obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver in writing by RCS Capital) at or prior to Closing of the following additional conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties of RCAP Holdings contained in this Agreement that is not qualified by materiality shall be true and correct in all material respects in each case on the date hereof and as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically relates to an earlier date). Each of the representations and warranties of RCAP Holdings that is qualified by materiality contained in this Agreement shall be true and correct in each case on the date hereof and as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically relates to an earlier date).

(b) Covenants.  RCAP Holdings shall have duly performed and complied in all material respects with its covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing.

(c) Material Adverse Effect.  No Material Adverse Effect shall have occurred since December 31, 2013.

(d) Deliveries.  RCS Capital shall have received from RCAP Holdings the documents listed in Section 1.4(b).

Section 5.3 Conditions to RCAP Holdings’ Obligations.  RCAP Holdings’ obligation to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction (or waiver in writing by RCAP Holdings) at or prior to Closing of the following additional conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties of RCS Capital contained in this Agreement that is not qualified by materiality shall be true and correct in all material respects in each case on the date hereof and as of the Closing Date as though made on and as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically relates to an earlier date). Each of the representations and warranties of RCS Capital that is qualified by materiality contained in this Agreement shall be true and correct in each case on the date hereof and as of the Closing Date as though made on and as of the Closing Date (or on and as of the date when made in the case of any representation or warranty which specifically relates to an earlier date).

(b) Covenants.  RCS Capital shall have duly performed and complied in all material respects with its covenants and agreements required to be performed or complied with by it hereunder on or prior to the Closing.

(c) Deliveries.  RCAP Holdings shall have received from RCS Capital the documents listed in Section 1.4(a) and receipt of the shares of Public Common Stock to be issued in accordance with Section 1.2.

ARTICLE VI

TERMINATION

Section 6.1 Events of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of RCS Capital and RCAP Holdings;

(b) by RCS Capital, if (i) RCAP Holdings has breached or failed to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach, if capable of being cured, remains uncured for more than 15 days after RCS Capital shall have given notice to RCAP Holdings of such breach or failure to comply, and (iii) such breach or failure to comply renders one or more conditions set forth in Sections 5.1 or 5.2 not capable of being satisfied;

(c) by RCAP Holdings, if (i) RCS Capital has breached or failed to comply with any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach, if capable of being cured, remains uncured for more than 15 days after RCAP Holdings shall have given notice to RCS Capital of such breach or failure to comply, and (iii) such breach or failure to comply renders one or more conditions set forth in Sections 5.1 or 5.3 not capable of being satisfied;

(d) by RCS Capital, if any of the conditions set forth in Sections 5.1 or Section 5.2 shall not have been satisfied, complied with or performed (or waived in writing by RCS Capital) on or prior to December 31, 2014 (the “Termination Date”); provided, however, that if any of such conditions is not satisfied solely as a result of the breach or failure to comply by RCS Capital of its representations, warranties, covenants or agreements contained in this Agreement, then RCS Capital shall not have the right to terminate this Agreement pursuant to this Section 6.1(d);

(e) by RCAP Holdings, if any of the conditions set forth in Sections 5.1 or Section 5.3 shall not have been satisfied, complied with or performed (or waived in writing by RCAP Holdings) on or prior to the Termination Date; provided, however, that if any of such conditions is not satisfied as a result of the breach or failure to comply by RCAP Holdings of its representations, warranties, covenants or agreements contained in this Agreement, then RCAP Holdings shall not have the right to terminate this Agreement pursuant to this Section 6.1(e); or

(f) by RCS Capital or RCAP Holdings, if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

Section 6.2 Effect of Termination.  Termination of this Agreement pursuant to this Article VI shall terminate all liabilities and obligations of the Parties and there shall be no liability hereunder on the part of any Party, except that this Section 6.2 and Article VIII shall survive any termination of this Agreement. Notwithstanding the foregoing, the termination of this Agreement pursuant to this Article VI shall not relieve any Party of any liability for any inaccuracy or breach of any representation or warranty or any breach of any covenant or agreement hereunder prior to such termination and any Losses in connection therewith, and any such termination shall not be deemed to be a waiver of any available remedy therefor.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by RCAP Holdings.  RCAP Holdings shall indemnify and hold harmless RCS Capital, its Affiliates and all their respective shareholders, partners, members, other equity holders, directors, officers, employees, advisers, lenders, attorneys and other agents and Representatives and the successors and assigns of the foregoing persons (collectively, the “RCS Capital Indemnified Parties”), from and against, and shall pay or reimburse the RCS Capital Indemnified Parties for, any and all Liabilities and Actions (including judgments, amounts paid in settlement, costs of investigation, defense and enforcement of any rights and exercise of any remedies hereunder or under any Transaction Document, and reasonable attorney and other professional advisor and consulting fees and expenses incurred in connection with any of the same) (collectively, “Losses”) incurred or suffered by any of them to the extent arising out of, relating to, based upon, attributable to or resulting from:

(a) any inaccuracy, alleged inaccuracy, breach or alleged breach of any representation or warranty of RCAP Holdings contained in this Agreement or any certificate delivered by RCAP Holdings pursuant to this Agreement; or

(b) the breach, alleged breach, failure to perform or alleged failure to perform by RCAP Holdings of any covenant or agreement made by RCAP Holdings in this Agreement or any certificate delivered by RCAP Holdings pursuant to this Agreement.

Section 7.2 Indemnification by RCS Capital.  RCS Capital shall indemnify and hold harmless RCAP Holdings, its Affiliates and all of their respective shareholders, partners, members, other equity holders, directors, officers, employees, advisers, attorneys and other agents and Representatives and the successors and assigns of the foregoing persons (collectively, the “RCAP Holdings Indemnified Parties”), from and against any and all Losses incurred or suffered by any of them to the extent arising out of, relating to, based upon, attributable to or resulting from:

(a) any inaccuracy, alleged inaccuracy, breach or alleged breach of any representation or warranty of RCS Capital contained in this Agreement or any certificate delivered by RCS Capital pursuant to this Agreement;

(b) any breach, alleged breach, failure to perform or alleged failure to perform by RCS Capital of any covenant or agreement made by RCS Capital RCS Capital RCS Capital RCS Capital in this Agreement or any certificate delivered by RCS Capital pursuant to this Agreement; or

(c) the Assumption, including any Third Party Claims related thereto.

Section 7.3 Indemnification Procedure.

(a) If any RCS Capital Indemnified Party or RCAP Holdings Indemnified Party seeks indemnification under this Article VII (the “Indemnified Party”), it shall give prompt written notice to RCAP Holdings or RCS Capital, as applicable (the “Indemnifying Party”) of its claim (a “Claim Notice”) for indemnity, including the commencement of any Action by any third party in respect of which indemnity may be sought. The Claim Notice shall set out in reasonable detail the item of Loss to which such Indemnified Party claims indemnification hereunder, including, if available, a reasonable estimate of the amount of the Loss related thereto. The failure by an Indemnified Party to timely give such notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations hereunder

(unless such notice is given after the expiration of the survival period for such claim set forth in Section 7.5), except to the extent the Indemnifying Party can demonstrate actual prejudice as a result of such failure.

(b) If the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice (other than any Third Party Claim), then the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 45-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute in accordance with the provisions as set forth in Section 9.9.

(c) Notwithstanding the foregoing, this Section 7.3 shall not apply to any claim for Tax Indemnification.

Section 7.4 Third Party Claims.

(a) If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article VII (a “Third Party Claim”), then the Indemnified Party shall promptly after receiving notice thereof provide a Claim Notice to the Indemnifying Party in respect of such claim. The failure by an Indemnified Party to promptly give such notice shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto (unless such notice is given after the expiration of the survival period for such claim set forth in Section 7.5) except to the extent the Indemnifying Party can demonstrate prejudice as a result of such failure. The Indemnifying Party shall have the right, but not the obligation, at its sole cost and expense, subject to the provisions of this Section 7.4, to defend against, conduct and control any Action with respect to the Third Party Claim, through counsel of its own choice reasonably satisfactory to the Indemnified Party, unless the nature of the Third Party Claim creates an ethical conflict or otherwise makes it inadvisable in the good faith determination of the Indemnified Party for the same counsel to represent the Indemnified Party and the Indemnifying Party. If the Indemnifying Party has elected to defend against, conduct and control any Third Party Claim, then it shall within ten Business Days of the Indemnified Party’s notice of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so and acknowledge that the claims made in the Third Party Claim are within the scope of and subject to indemnification hereunder. If the Indemnifying Party elects not to defend against, conduct and control any such Third Party Claim or fails to notify the Indemnified Party of its election as herein provided, then the Indemnified Party may defend against, conduct and control such Third Party Claim. If the Indemnifying Party shall so assume the defense of any Third Party Claim, then the Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the Third Party Claim and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request, and may compromise or settle such Third Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party reasonable advance notice of any proposed compromise or settlement. No Indemnified Party or Indemnifying Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party or Indemnified Party, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood and agreed that the Indemnified Party may withhold its consent if any of the terms of the compromise or settlement involves injunctive or other non-monetary relief or the admission of any culpable behavior). If the Indemnifying Party shall assume the defense of any Third Party Claim as provided herein, the Indemnifying Party shall conduct the claim diligently and permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party; provided further, however, that the fees and expenses of such counsel shall be borne and promptly paid by the Indemnified Party; provided further, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the opinion of counsel to the Indemnified Party a conflict exists between the Indemnified Party and the Indemnifying Party and the waiver of any such conflict of interest by the Indemnified Party would materially and adversely affect the Indemnified Party in the written opinion of such counsel; provided further, however, that until such time as the Indemnifying Party has delivered a notice of intent to defend a Third Party Claim to the Indemnified Party, the Indemnified Party shall undertake the defense of such claim, liability or expense and the Indemnifying Party shall promptly reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claim. The Indemnifying Party may not assume the defense of any Third Party Claim if (i) such claim involves any allegation of criminal conduct or breach of fiduciary duty, (ii) such claim is subject to a liability cap pursuant to Section 7.5(c) and, in the reasonable judgment of the Indemnified Party, the estimated amount of likely damages in connection with such claim is greater than the unused portion of the applicable liability cap, (iii) there is a reasonable probability that such claim may materially and adversely affect the Indemnified Party other than a result of money damages or other money payments, or (iv) such claim involves injunctive relief; provided, however, that if such claim includes a request for injunctive or other non-monetary relief, the Indemnifying Party may assume the defense of such claim, provided that the Indemnifying Party and the Indemnified Party shall have joint control of the defense of the portion of such claim relating to the request for injunctive or other non monetary relief. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnified Party’s records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

(c) Notwithstanding the foregoing, this Section 7.4 shall not apply to any claim for Tax Indemnification.

Section 7.5 Limitations; Mechanics.

(a) No claim may be made or suit instituted seeking indemnification pursuant to Section 7.1(a) or Section 7.2(a) unless a Claim Notice is provided by the Indemnified Party to the Indemnifying Party:

(i) at any time, in the case of any breach of the representations and warranties set forth in Sections 2.1 (Organization), 2.2 (Authority; Binding Effect), 2.4 (Capitalization of First Allied; Subsidiaries), 2.7(b) (Indebtedness), 2.21 (Affiliate Transactions), 2.22 (Brokers), 3.1 (Organization), 3.2 (Authorization of Agreement), or 3.8 (Brokers) of the Agreement (collectively, the “Fundamental Representations”);

(ii) at any time prior to the 180th day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), in the case of any breach or alleged breach of the Tax Representations or the representations and warranties set forth in Sections 2.15 (Environmental Matters) or 2.17 (Employee Benefit and Compensation Plans) of the Agreement; and

(iii) at any time prior to the first anniversary of the Closing Date, in the case of any breach or alleged breach of any other representation and warranty.

(iv) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of claim for indemnification under Article VII or Article VIII is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim only until such claim is finally resolved.

(b) Neither RCS Capital nor RCAP Holdings, as the case may be, shall be liable for claims for indemnification pursuant to Section 7.1(a) or Section 7.2(a), as the case may be, unless and until the aggregate amount of Losses claimed by RCS Capital Indemnified Parties or the RCAP Holdings Indemnified Parties pursuant to Section 7.1(a) or Section 7.2(a), as the case may be, equals or exceeds $1,000,000 (the “Deductible”), and then the other Party shall be entitled to indemnification pursuant to Sections 7.1(a) or Section 7.2(a), as the case may be, for any amounts in excess of the Deductible. The total indemnification obligations of RCS Capital, on the one hand, or RCAP Holdings, on the other hand, for claims for indemnification pursuant to Section 7.1(a) or Section 7.2(a), as the case may be, shall not exceed $15,500,000 in the aggregate. Notwithstanding the foregoing provisions of this Section 7.5(b), the limitations set forth in this Section 7.5(b) shall not apply to Losses incurred by any Indemnified Party arising out of, relating to, based upon, attributable to or resulting from any breach of any of the Fundamental Representations or any claim for Tax Indemnification.

(c) For purposes of determining whether there has been any breach of any representation, warranty, covenant or agreement and calculating Losses hereunder, each representation, warranty, covenant and agreement contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Effect, dollar threshold, knowledge qualification or other similar qualification contained in such representation, warranty or covenant or agreement.

(d) The maximum aggregate liability of RCAP Holdings for Losses in connection with or arising from any breach of any of the Fundamental Representations or any claim for Tax Indemnification shall be Aggregate Consideration Amount.

(e) Notwithstanding anything in this Agreement to the contrary, any Tax benefits realized by a RCS Capital Indemnified Party arising from the facts or circumstances giving rise to such Losses shall not be taken into account when calculating Losses incurred or suffered by such RCS Capital Indemnified Party for purposes of this Agreement.

(f) Each Party seeking indemnification hereunder shall take and shall cause their Affiliates to take all steps available to mitigate any Loss upon becoming aware of any event which could or does give rise to thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss, to the extent such Loss would otherwise be indemnifiable under this Agreement.

(g) In calculating the amount of any Loss for which an Indemnifying Party may be liable hereunder, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs and expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. If (i) an Indemnified Party recovers an amount from an insurer or other Person in respect of a Loss after the full amount of such Loss has been paid by an Indemnifying Party, and (ii) there are not other outstanding Losses owed to or claimed by such Indemnified Party, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (x) the amount paid by the Indemnifying Party in respect of the Loss referred to in clause (i) above, plus the amount received from the third party in respect thereof, less (x) the full amount of the Loss referred to in clause (i) above. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall cooperate in the prosecution of such claims or amounts from any other Person in connection with making a claim under this Article VII or Article VIII.

(h) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party hereunder shall be liable to any Indemnified Party for any speculative or remote damages.

Section 7.6 Exclusive Remedy.  After the Closing, indemnification pursuant to the provisions of this Article VII and Article VIII shall be the sole and exclusive remedy for the Parties for any inaccuracy or breach of any representation or warranty or any breach or failure to perform of any covenant or other agreement or provision contained in this Agreement or in any certificate delivered pursuant hereto, except for claims in connection with fraud. Nothing contained in this Agreement shall (i) limit any RCS Capital Indemnified Party’s right to seek and obtain any equitable, injunctive or similar relief to which any RCS Capital Indemnified Party may be entitled or (ii) limit any RCS Capital Indemnified Party’s remedies with respect to matters relating to any agreement other than this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) From and after the Closing, RCAP Holdings shall indemnify and hold harmless the RCS Capital Indemnified Parties, from and against, and shall pay or reimburse the RCS Capital Indemnified Parties for, any and all Losses incurred or suffered by any of them to the extent arising out of, relating to, based upon, attributable to or resulting from: (i) any Taxes (or the non-payment thereof) of the Company Group for any Pre-Closing Tax Period, (ii) the breach or inaccuracy of any Tax Representations, (iii) the breach or failure by the Company Group to perform any covenant or obligation of the Company Group contained in this Article VIII, and (iv) Transfer Taxes (together, the “Tax Indemnification”).

(b) All Losses (including any Taxes) for which RCAP Holdings is liable and all amounts with respect to Taxes that RCAP Holdings is required to pay or bear pursuant to this Article VIII shall be paid to RCS Capital.

Section 8.2 Transfer Taxes.  All federal, estate, local, foreign and other stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) and any third party expenses incurred in the filing of all related and necessary Tax Returns shall be borne one-half by RCAP Holdings and one-half by RCS Capital.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement.  This Agreement, the Schedules and Exhibits to this Agreement and the other Transaction Documents, contain the entire agreement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statement in the body of this Agreement and those in the Exhibits to this Agreement, the statements in the body of this Agreement will control.

Section 9.2 Descriptive Headings; Joint Drafting.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. A reference to a party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 9.3 Notices.  All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission (provided, however, that the original copy thereof also is sent by one of the other means specified above in this Section 9.3 ):

If to RCAP Holdings, to:

RCAP Holdings, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Facsimile No.: (212) 421-5799
Attention: Legal Department

with a copy to (which will not constitute notice to RCAP Holdings):

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Fax: (212) 969-2900
Attention: Peter M. Fass
          James P. Gerkis

If to RCS Capital, to:

RCS Capital Corporation
405 Park Avenue, 15th Floor
New York, NY 10022
Facsimile No.: (212) 421-5799
Attention: Legal Department

with a copy to (which will not constitute notice to RCS Capital):

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Fax: (212) 969-2900
Attention: Peter M. Fass
         James P. Gerkis

or to such other Person or address as any party shall specify by Notice in writing to the other parties in accordance with this Section 9.3. Each Notice shall be deemed effective and given upon actual receipt or refusal of receipt.

Section 9.4 Counterparts.  This Agreement may be executed with counterpart signature pages or in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page or counterpart delivered by facsimile shall be deemed for all purposes as being an effective and valid execution and delivery of this Agreement by that party.

Section 9.5 Benefits of Agreement.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties to this Agreement and not for the benefit of any third party.

Section 9.6 Amendments and Waivers.  No amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and signed by the Parties. Any amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which it is given and shall not extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.7 Assignment; Parties in Interest.

(a) This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any party to this Agreement or any other Transaction Document without the prior written consent of the other party thereto; provided, however, that RCS Capital may assign all or any of its rights under this Agreement or any other Transaction Document to any Affiliate or Subsidiary of RCS Capital; provided further, however, that no such assignment shall relieve RCS Capital of any of its obligations under this Agreement or the other Transaction Documents.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.

Section 9.8 Enforceability.  It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the provision shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable, with the deletion to apply only with respect to the operation of the provision in the particular jurisdiction in which the adjudication is made.

Section 9.9 GOVERNING LAW; JURISDICTION; WAIVER OF JURY.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE DELAWARE COURT OF CHANCERY SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT; PROVIDED, HOWEVER, THAT IF THE DELAWARE COURT OF CHANCERY DETERMINES THAT IT DOES NOT HAVE JURISDICTION, THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10 Specific Performance.  Each of the Parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding any other provision of this Agreement, each of the Parties agrees that, without posting bond or any other undertaking, the other Party will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the obligation of the parties to close the transactions contemplated by this Agreement) in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be an adequate remedy.

Section 9.11 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by any other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any Consent of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such Party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 9.12 Attorneys’ Fees.  If any Party hereto initiates any legal action arising out of or in connection with the Transaction Documents, the prevailing Party shall be entitled to recover from the other Party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

Section 9.13 Independent Significance.  The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

RCS CAPITAL CORPORATION

By:	/s/ William M. Kahane Name: William M. Kahane Title: Chief Executive Officer

RCAP HOLDINGS, LLC

By:	/s/ Nicholas S. Schorsch Name: Nicholas S. Schorsch Title: Manager

[Signature page to Contribution Agreement]

EXHIBIT A

Definitions

For purposes of this Agreement:

(i) “Action” means any action, claim, dispute, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, arbitral, administrative, or investigative) commenced, brought, conducted, or heard by or before any Governmental Entity, any Self-Regulatory Organization or any referee, trustee, arbitrator or mediator.

(ii) “Advisory Contract” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which First Allied or any of its Subsidiaries is a party as of the date of this Agreement.

(iii) “Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled,” “controlling,” “controlled by” and “under common control with” have meanings correlative thereto.

(iv) “Aggregate Consideration Amount” means $207,500,000.

(v) “Announcement” means the first public announcement of the transactions contemplated by this Agreement in accordance with Section 4.6.

(vi) “Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its Affiliates or any of their respective Assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

(vii) “Applicable Privacy and Data Security Laws” means (i) all privacy, security, data protection, direct marketing, consumer protection and workplace privacy laws, rules and regulations of any applicable jurisdiction (including the United States and each state of the United States), and all then-current industry standards, guidelines and practices with respect to privacy, security, data protection, direct marketing, consumer protection and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (ii) the applicable data security and privacy policies of First Allied or its Subsidiaries.

(viii) “Assets” means all properties, assets and rights of every kind, nature and description whatsoever, whether tangible or intangible, real, personal or mixed, wherever located, (including accounts receivable, equipment, improvements, intellectual property, Contracts, real estate, claims and defenses).

(ix) “Assignment Requirements” means, with respect to any Advisory Contract, the consents and approvals required under Applicable Law, including the SEC’s interpretative guidance thereof, to effect, as applicable, (i) the assignment or continuation of such Advisory Contract in connection with the transactions contemplated hereby, and/or (ii) a change of control of the advisor, sub-advisor, investment manager, trustee or similar such party in connection with the transactions contemplated hereby.

(x) “Books and Records” means all books and records pertaining to First Allied or any of its Subsidiaries, of any and every kind, including Client and customer lists, Tax Returns and supporting workpapers and schedules (including accountants’ workpapers), referral sources, research and development reports, operating guides and manuals, financing and accounting records, programs, inventory lists, correspondence, emails, word and data storage systems, compact disks, compact disk lists, account ledgers, minute books, stock ledgers, articles of incorporation, by-laws, files, reports, plans, advertising materials, promotional materials, drawings and operating records, held or maintained by or on behalf of First Allied or its Subsidiaries.

(xi) “Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act).

(xii) “Business” means the business and operations conducted by First Allied and its Subsidiaries as of the date of this Agreement and as of the Closing Date.

(xiii) “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are required to be closed.

(xiv) “Change of Control Payments” means any payments that are required to be made by First Allied or any of its Subsidiaries pursuant to any Contract as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

(xv) “Client” means, with respect to First Allied or any of its Subsidiaries, any Person for which First Allied or such Subsidiary (as applicable) acts as investment advisor, manager, sub-advisor, sub-manager or in another similar capacity pursuant to an Advisory Contract.

(xvi) “Code” means the United States Internal Revenue Code of 1986, as amended.

(xvii) “Company Group” means First Allied and its Subsidiaries.

(xviii) “Company Intellectual Property” means all Intellectual Property that is used or held for use in or necessary or material to the conduct of the Business.

(xix) “Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including any authorization from a Governmental Entity or Self-Regulatory Organization.

(xx) “Contract” means any contract, indenture, note, bond, mortgage, instrument, lease, sublease, license, and any other agreement, commitment or legally binding obligation, whether written or oral, including each amendment, supplement, renewal or extension thereof or thereto.

(xxi) “Environmental Laws” means any Law relating to human health, safety, and any injury to, or the pollution or protection of, the environment.

(xxii) “Environmental Liabilities” means any claims (including for personal injury), judgments, suits, proceedings, damages (including punitive and consequential damages, property damage, and natural resources damages), obligations (including monitoring, investigatory, corrective or remedial obligations, pursuant to any Environmental Laws), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the environment of whatever kind or nature by any Person (i) which are incurred as a result of (A) the existence or alleged existence of hazardous material in, on, over, under, at or emanating from any from any Leased Real Property, any of its past or present Subsidiaries or any of their respective predecessors-in-interest, (B) the actual or alleged offsite transportation, treatment, storage or disposal of hazardous materials generated by First Allied, any past or present Subsidiary or any of their respective predecessors-in-interest, or (C) the violation or alleged violation of any Environmental Law, or (ii) which arise under Environmental Laws.

(xxiii) “Exchange Act” means the United States Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended.

(xxiv) “Financial Advisor” means (i) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (ii) Broker-Dealers (or associated persons thereof, as defined in the Exchange Act).

(xxv) “FINRA” means the Financial Industry Regulatory Authority.

(xxvi) “GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

(xxvii) “Governmental Entity” means any foreign or U.S. federal, state, county, city or local legislative, administrative or regulatory authority, agency, court, body, or other governmental entity. For the avoidance of doubt, the SEC is a Governmental Entity.

(i) “Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

(xxviii) “Indebtedness” means, with respect to any Person, any of the following liabilities of such Person, whether secured (with or without limited recourse) or unsecured: (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, the payment for which such Person is responsible or liable, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person, all purchase money obligations of such Person, all obligations of such Person under any title retention agreement and all obligations of such Person or any other Person secured by any Lien (other than Permitted Liens) on any property or asset of such Person (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), (iv) all obligations of such Person under Leases required to be capitalized in accordance with GAAP and under synthetic or similar leases, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, banker’s acceptance or similar credit transaction, (vi) all obligations of such Person under interest rate, currency swap, other derivative or hedging transactions (valued at the termination value thereof), (vii) all obligations of such Person in respect of off-balance sheet agreements or transactions that are in the nature of, or in substitution for, financings, (viii) all unfunded pension obligations and other employee-related obligations similar to pension obligations and Change of Control Payments, (ix) the liquidation value, accrued and unpaid dividends and other monetary obligations in respect of any redeemable preferred stock of such Person, (x) all obligations of the type referred to in clauses (i) through (ix) of any other Person, the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and including liability by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, and (xi) all principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of the obligations of the type referred to in clauses (i) through (x); provided, however, that Indebtedness of First Allied or any of its wholly owned Subsidiaries shall not include any of the foregoing or any intercompany payables, in each case to the extent owing to or in favor of First Allied or any of its wholly owned Subsidiaries.

(xxix) “Intellectual Property” means, anywhere in the world, all of the following: (i) patents, patent applications, utility models, foreign priority rights and invention registrations, together with continuations, continuations-in-part, extensions, provisionals, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto; (ii) registered and unregistered trademarks, service marks, logos, trade dress, trade names as well as all applications for registration; (iii) copyrights and design rights, whether registered or unregistered, and pending applications to register the same; (iv) Internet domain names and registrations thereof; (v) computer program instruction code, whether in human-readable source code form, machine-readable binary form, firmware, scripts, interpretive text, proprietary computer software (including source code), along with any technical, user or other documentation related thereto, and including any related data files or data objects, and all media on which any of the foregoing is recorded; (vi) mask works and registrations and applications for registration thereof; (vii) trade secrets, confidential or non-public technical or business information, know-how, methods, processes, formulae, data, customer or Client lists, business plans, specifications, plans, designs, drawings, operating manuals and guides; (viii) moral and economic rights of authors and inventors (however denominated), database rights; (ix) all rights to obtain renewals, reissues, reexaminations, continuations, continuations-in-part, divisions or other extensions of legal protections pertaining thereto; (x) all actions and rights to sue at law or in equity for past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom; and (xi) any other intellectual property right recognized by Law in any jurisdiction.

(xxx) “Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Investment Advisers Act).

(xxxi) “Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended.

(xxxii) “Investment Company Act” means the United States Investment Company Act of 1940, as amended.

(xxxiii) “IPO Date” means June 10, 2013.

(xxxiv) “Knowledge” of a particular fact or matter by an individual means such individual is (i) actually aware of that fact or matter or (ii) deemed to be aware of that fact or matter where a prudent individual would reasonably be expected to be or become aware of that fact or matter based on such individual’s duties, responsibilities or activities to be performed in the course of his day-to-day activities.

(xxxv) “Knowledge of RCAP Holdings” means the Knowledge of Adam Antoniades, Joel Marks, Gregg Glaser, Nicholas S. Schorsch, William M. Kahane, Michael Weil, and James Tanaka.

(xxxvi) “Law” means any domestic or foreign, federal, provincial, state or local statute, law (including the common law), ordinance, rule, regulation, directive, Order, writ, injunction, judgment, administrative or judicial decision or interpretation, treaty, decree or other requirement of any Governmental Entity or any Self-Regulatory Organization.

(xxxvii) “Lease” means any lease, sublease, license agreement, concession agreement, occupancy agreement or other right of occupancy, written or oral, including all amendments thereof and supplements thereto.

(xxxviii) “Legend Purchase Agreement” means the Common Interest Purchase Agreement, dated as of October 29, 2012, between Waddell & Reed Financial, Inc. and First Allied.

(xxxix) “Liability” means any direct or indirect debt, indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including liability for Taxes.

(xl) “Lien” means any security interest, lien (statutory or otherwise), pledge, levy, charge (including Tax charges), escrow, encumbrance, right of recovery, option, restriction, right of first refusal, conditional sale contract, title retention contract, easement, title defect, exception to title, encroachment, right of way, mortgage, hypothecation, Order or other encumbrance of any kind or security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral.

(xli) “Material Adverse Effect” means any fact, event, circumstance or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the condition (financial or otherwise), Business, Assets (taken as a whole), Liabilities (taken as a whole) or results of operations of First Allied and its Subsidiaries, taken as a whole; or (ii) the ability of RCAP Holdings to perform any of its obligations hereunder; provided, however, in determining whether a “Material Adverse Effect” has occurred or would reasonably be likely to occur pursuant to clause (i) of this definition there shall be excluded any effects to the extent arising out of or relating to (A) general economic, political or capital or financial market conditions or general effects on the industry in which First Allied and the Subsidiaries operate (including as a result of an outbreak, escalation or worsening of hostilities or the declaration of a state of emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States), (B) any amendment or proposed amendment after the date of this Agreement of any Law or GAAP or any change after the date of this Agreement in the manner in which any Law or GAAP is or may be enforced or interpreted, or (C) the announcement of this Agreement or of the transactions contemplated hereby; provided further, however, that clauses (A) and (B) shall not include, and thus the determination of “Material Adverse Effect” shall not exclude, such changes or effects to the extent that such changes or effects have a disproportionately negative effect on First Allied and its Subsidiaries, taken as a whole, as compared to other Persons in industry in which First Allied and its Subsidiaries operate.

(xlii) “NASD” means the National Association of Securities Dealers.

(xliii) “NYSE” means the New York Stock Exchange.

(xliv) “Order” means any decree, injunction, ruling, judgment, assessment, award, consent or other order of or entered by any Governmental Entity or any Self-Regulatory Organization.

(xlv) “Organizational Documents” means with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the by-laws, (ii) if a limited liability company, the articles or certificate of organization and limited liability company or operating agreement, (iii) if a partnership, the partnership agreement and any certificate of partnership, and (iv) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the person, (v) all equity holders’ agreements, voting agreements, voting trusts, joint venture agreements or other agreements or documents relating to the organization, management or operation of any Person or related to the duties, rights and obligations of the equity holders of any Person, and (vi) any amendment of or supplement to any of the foregoing.

(xlvi) “Person” or “person” means an individual, a partnership, a corporation, a joint venture, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or Self-Regulatory Organization.

(xlvii) “Personal Information” means personally identifiable information of First Allied or its Subsidiaries, their employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, suppliers, and/or other persons, which information may include without limitation name, address, other contact information, financial account information, health or medical information, insurance information, social security number, tax ID number, driver’s license, mother’s maiden name, date of birth, password, PIN number, employee ID number, payroll records, salary information or other human resources records and information, personal identification number or code, other account information and/or account activity information, other information or data that can be used for identity theft (including that which is not personally identifiable) and other sensitive information regarding such Persons.

(xlviii) “Permits” means all filings, franchises, permits, approvals, certificates, licenses, authorizations and similar rights with or issued by a Governmental Entity or a Self-Regulatory Organization and held or used in connection with First Allied or its Subsidiaries, or required under any Law for the continued operation of the Business.

(xlix) “Permitted Liens” means (i) Liens that secure the obligations of First Allied and/or its Subsidiaries under the Specified Indebtedness, (ii) statutory liens for current real estate Taxes, special assessments or other governmental charges not yet due and payable, (iii) statutory Liens of landlords and mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not yet due and payable, (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over any Leased Real Property which are not violated by the current use and operation of such Leased Real Property and do not adversely affect in any material respect the value or cost of operation of such Leased Real Property, (v) encumbrances of record (excluding any Lien that secures Indebtedness or that can be discharged by the payment of a liquidated amount prior to, at, or after the Closing Date) affecting title to but not adversely affecting in any material respect the value or cost of operation of, or the current occupancy or use of, any Leased Real Property, and (vi) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the ordinary course of business and which do not, in the aggregate, materially impair the ability of the members of First Allied and its Subsidiaries to conduct the Business.

(l) “Principal Market” means the principal securities exchange or securities market on which the Public Common Stock is then traded.

(li) “Private Fund” means a vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act.

(ii) “Post-Closing Tax Period” means any Tax Period or portion thereof beginning after the Closing Date, including the portion of any Straddle Period beginning the day after the Closing Date.

(iii) “Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

(iv) “Pre-Closing Tax Period” means any Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

(lii) “Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) the interests in which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which Firs Allied or any of its Subsidiaries acted or acts as the general partner, managing member, trustee, investment manager, investment adviser or in a similar capacity.

(liii) “RCAP Holdings Disclosure Schedules” means, collectively, the Schedules to applicable Sections in Article II.

(liv) “RCS Capital Disclosure Schedules” means, collectively, the Schedules to applicable Sections in Article III.

(lv) “Representative” means, with respect to any Person, its directors, officers, employees, attorneys, accountants, agents, consultants or other representatives.

(lvi) “Required SEC Filing” means (i) the proxy statement on Schedule 14A required to be filed pursuant to Regulation 14A of the Exchange Act to the extent that RCS Capital solicits proxies in connection with the Public Stockholder Approval or (ii) the information statement on Schedule 14C required to be filed pursuant to Regulation 14C of the Exchange Act to the extent that RCS Capital does not solicit proxies in connection with the Public Stockholder Approval.

(lvii) “SEC” means the United States Securities and Exchange Commission (including the staff thereof).

(lviii) “SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by RCS Capital since the IPO Date under the Securities Act or the Exchange Act (together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein).

(lix) “Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended.

(lx) “Self-Regulatory Organization” means FINRA or any other exchange, association, commission, board or agency that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies, or investment advisers or to the jurisdiction of which First Allied or any of its Subsidiaries or their respective businesses is otherwise subject.

(v) “Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.

(lxi) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to (A) have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (B) control a limited liability company, partnership, association or other business entity if such Person or Persons shall be or possess a majority of the voting power of any general partner or board of managers of such limited liability company, partnership, association or other business entity.

(lxii) “Tax” and, with correlative meaning, “Taxes” means with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law (or being included (or required to be included) in any Tax Return relating thereto).

(lxiii) “Tax Law” means any Law relating to Taxes.

(vi) “Tax Period” or “Taxable Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

(lxiv) “Tax Proceeding” means the examination of Tax Returns or any audit, administrative or judicial proceeding in respect of Taxes.

(lxv) “Tax Representations” means any of the representations and warranties contained in Section 2.13.

(lxvi) “Tax Return” means any report, return, declaration, claim for refund or other information or statement or schedule supplied or required to be supplied by First Allied or any of its Subsidiaries, relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

(lxvii) “Transaction Documents” means this Agreement and all other agreements, instruments and certificates to which any of RCS Capital, RCAP Holdings, First Allied or any of its Subsidiaries is a party which is contemplated to be delivered at or prior to the Closing.

(lxviii) “VWAP” means, as of any date of determination, the volume-weighted average price of the Public Common Stock, calculated by dividing the aggregate value of the Public Common Stock traded on the Principal Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of the Public Common Stock traded on the Principal Market for such date.

Additional Defined Terms:

Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Transaction	Section 4.9(a)
Adviser Subsidiaries	Section 2.11(a)
Agreement	Preamble
Applicable Survival Period	Section 7.5(a)(iv)
Assumption	Section 1.5
BD Subsidiaries	Section 2.10(a)
Benefit Plans	Section 2.17(a)
Claim Notice	Section 7.3(a)
Closing	Section 1.3
Closing Date	Section 1.3
COBRA	Section 2.17(h)
Company Contracts	Section 2.18(a)
Company Leases	Section 2.19(b)
Company Licenses	Section 2.14(b)
Company Permits	Section 2.9(b)
Contribution	Recitals
ERISA	Section 2.17(a)
ERISA Affiliate	Section 2.17(a)
Financial Statements	Section 2.6(a)
First Allied	Recitals
First Allied Common Stock	Section 2.4(a)
Form ADVs	Section 2.11(a)
Form BD	Section 2.10(b)
Fundamental Representation	Section 7.5(a)(i)
Government Approvals	Section 2.3(b)(i)
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Initial Negative Consent Notice	Section 4.2(c)
Latest Balance Sheet	Section 2.6(a)
Leased Real Property	Section 2.19(b)
Losses	Section 7.1
Notice	Section 9.3
Original Agreement	Recitals
Outstanding Shares	Recitals
Parties	Preamble
Party	Preamble
Personal Property Leases	Section 2.5(c)
Public Common Stock	Recitals
Public Stockholder Approval RCAP Holdings Indemnified Parties	Section 3.9 Section 7.2
RCAP Holdings	Preamble
RCS Capital	Preamble
RCS Capital Indemnified Parties	Section 7.1
Self-Regulatory Organization Approvals	Section 2.3(b)(i)
Specified Indebtedness	Section 2.7(b)
Tax Agreement	Section 2.13(i)
Tax Indemnification	Section 8.1(a)
Termination Date	Section 6.1(d)
Third Party Claim	Section 7.4(a)
Third Party Licenses	Section 2.14(b)
Transfer Taxes	Section 8.2